Exhibit 11.2

Heard, McElroy, & Vestal __________ LLC__________ Certified Public Accountants 333 Texas Street, Suite 1525 Shreveport, Louisiana 71101 318-429-1525 Phone • 318-429-2070 Fax
CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Joint Proxy Statement/Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Century Next Financial Corporation, of our report dated March 21, 2018 relating to our audits of the consolidated financial statements of Century Next Financial Corporation and subsidiary, as of December 31, 2017 and 2016 and for the two years ended December 31, 2017.

We also consent to the reference to our firm under the heading "Experts" in such Offering Statement.

Heard, McElroy & Vestal, LLC

July 18, 2018
Shreveport, Louisiana